Exhibit 99.1

STONE ENERGY CORPORATION

Announces Close of Sale of Appalachia Properties

LAFAYETTE, LA. February 27, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced the close of the sale of its Appalachia properties.

On February 27, 2017, Stone completed its previously announced disposition of approximately 86,000 net acres in the Appalachian regions of Pennsylvania and West Virginia (collectively, the “Properties”) to EQT Corporation, through its wholly owned subsidiary EQT Production Company (“EQT”), for a purchase price of $527 million in cash, subject to customary purchase price adjustments and an upward adjustment to the purchase price of up to $16 million in an amount equal to certain downward adjustments. The sale of the Properties was consummated in accordance with the terms of a purchase and sale agreement, dated February 9, 2017, by and between the Company and EQT (the “EQT PSA”). Under the EQT PSA, the sale of the Properties has an effective date of June 1, 2016. The Company will use a portion of the cash consideration received from the sale of the Properties to fund its cash payment obligations under its Second Amended Joint Prepackaged Plan of Reorganization, dated December 28, 2016 (the “Plan”), that was confirmed on February 15, 2017 by the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. The Company currently expects the Plan to become effective on February 28, 2017, at which point the Company and its debtor affiliates will emerge from bankruptcy; however, there can be no assurance that the effectiveness of the Plan will occur on such date, or at all.

Upon the close of the sale of the Properties to EQT, the purchase and sale agreement (the “Tug Hill PSA”) with TH Exploration III, LLC, an affiliate of Tug Hill, Inc. (“Tug Hill”), terminated, and Stone used a portion of the cash consideration received to pay Tug Hill a break-up fee of $10.8 million.

Additional Information

Stone and its wholly-owned subsidiaries filed their voluntary chapter 11 petitions and the Plan in the U.S. Bankruptcy Court for the Southern District of Texas in Houston on December 14, 2016. Information about the bankruptcy cases can be found at http://dm.epiq11.com/StoneEnergy or by calling +1-888-243-5081 (toll-free in North America) or +1 503-520-4474 (outside of North America).

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to consummate a plan of reorganization in accordance with the terms of the Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Plan; effects of bankruptcy proceedings and emergence from bankruptcy on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico; and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico basin.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com